Exhibit 10.2

Appendix A

Commonwealth Telephone Enterprises, Inc.

Key Employee Severance Plan

(Effective September 17, 2006)

1.	Intent. Commonwealth Telephone Enterprises, Inc. (the “Company”) has determined that in the event of a transaction or other event which might result in a Change in Control (as defined below) of the Company, it is desirable and in the best interest of the Company to have established arrangements to help ensure that Key Employees remain focused and appropriately incented with respect to the successful completion of such Change in Control and the transition and ongoing activities thereafter regarding the continued business of the Company following such Change in Control. In order to accomplish these objectives, the Company has put a Key Employee Severance Plan (the “Plan”) in place as of the effective date set forth above.

2.	Scope. This Plan extends to those employees of the Company listed on Exhibit I attached hereto (“Eligible Employees”).

3.	Policy.

(a)	Severance Benefits Upon Termination Following a Change in Control.

If a Change in Control occurs and an Eligible Employee’s employment with the Company (or a successor employer in connection with the Change in Control) is terminated without Cause (as defined below), or an Eligible Employee terminates employment with Good Reason (as defined below), in either case within one (1) year following the effective date of such Change in Control, an Eligible Employee will, in lieu of any other severance benefits which might or might not otherwise be available to him or her, be eligible to receive the following severance benefits (“Severance Benefits”):

(i)	A one-time cash payment equal to one (1) year’s base salary in effect immediately prior to the termination; and

(ii)	Payment by Company of the Eligible Employee’s health care premiums (less employee contribution) for the first twelve (12) months following the termination; and

(iii)	Base salary through the date of such termination and any other accrued benefits to which the Eligible Employee is entitled under the terms of the Company’s employee benefit plans and programs.

(b)	The receipt of any Severance Benefits is conditioned upon the Eligible Employee’s execution of a general release of claims against the Company in a form acceptable to the Company.

4.	Definition of Cause. For purposes of this Plan, the term “Cause” shall mean any one of the following:

(a)	A breach of the Eligible Employee’s fiduciary duty to the Company in his or her capacity as an officer of the Company;

(b)	Any action or failure to act on the part of the Eligible Employee which results in material injury to the assets, business prospects or reputation of the Company or any Affiliate (as defined below) of the Company;

(c)	The appropriation of a material business opportunity of the Company or any Affiliate of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into by, or on behalf of, the Company; or

(d)	The Eligible Employee’s indictment for a felony or breach of the Company’s Code of Conduct or a material employment policy or rule of the Company governing employee conduct.

5	Definition of Good Reason. For purposes of this Plan, “Good Reason” shall mean any one of the following occurrences, unless consented to in writing by the Eligible Employee:

(a)	The Eligible Employee’s base salary as in effect immediately prior to the Change in Control, or as it may be increased subsequent to the Change in Control, is reduced by more than fifteen (15%) percent;

(b)	The Eligible Employee’s business location is changed by more than 60 miles from his or her present location;

(c)	Any successor to the Company in connection with a Change in Control does not, prior to the Change in Control, expressly assume this Plan.

(d)	Under no circumstances shall death, disability or normal retirement qualify as “Good Reason” for purposes of this provision.

6.	Definition of Change in Control. For purposes of this Plan, “Change in Control” shall mean any “change in the ownership or effective control” of the Company within the meaning of Internal Revenue Code Section 409A and related Treasury guidance and regulations (collectively, “Section 409A”).

7.	Funding. The Company (or its successor) shall pay Severance Benefits from its current operating funds. No property of the Company is or shall be, by reason of this Plan, held in trust for any employee of the Company, nor shall any person have any interest in or any lien or prior claim upon any property of the Company by reason of this Plan or the Company’s obligations to make payments under this Plan.

8.	Set-off. Any Severance Benefits to any Eligible Employee shall be reduced by any other severance benefits, pay in lieu of notice or other similar benefits payable to the Eligible Employee from or on behalf of the Company or any prior employer of the Eligible Employee, which becomes payable on account of his or her cessation of employment pursuant to:

(a)	any applicable law, statute, regulation, court order or other legal requirement, including without limitation, the Worker Adjustment and Retraining Notification Act, as amended from time to time;

(b)	any written employment, severance or similar agreement with the Company;

(c)	any Company policy providing for an employee to remain on the payroll for a limited period of time after he or she is given notice of his or her termination of employment; or

(d)	any other obligation by any other individual or entity other than the Company to provide a payment to the Eligible Employee in the event of an involuntary termination of his or her employment.

9.	Tax Indemnity. If it is determined that any payments and benefits that the Eligible Employee receives from the Company or an Affiliate under this Agreement will result in him or her being subject to an excise tax under Section 4999 of the Code, then the Company will make a Gross-Up Payment (as defined below) to or on behalf of the Eligible Employee and when any such determination is made; provided he or she takes such action (other than waiving his or her right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge such tax. Any such determination will be made in accordance with Sections 280G and 4999 of the Code and any other applicable law, regulations, rulings or case law. If the Company reasonably requests that he or she takes action to avoid assessment of, or to mitigate or challenge, any such tax or assessment, including restructuring, his or her rights to receive any payments or benefits to which he or she is entitled (other than under this paragraph), he or she agrees to consider such request (but in no event to waive or limit his or her right to any payments or benefits in a manner that would not be neutral to him or her from a financial point of view), and in connection with any such consideration, the Company will provide such information and advice as he or she may reasonably request and will pay for all reasonable expenses incurred in effecting his or her compliance with such request and any related taxes, fines, penalties, interest and other assessments. The term “Gross-Up Payment” means an additional amount such that he or she will, on an after-tax basis (including any income tax, payroll tax, further excise tax, interest, penalties and other assessments levied on any payment or benefit) receive the full amount of the payments and benefits for which the Company is liable, as if there was no excise tax under Section 4999 of the Code on any of his or her payments or benefits. To the extent permitted by applicable law, he or she agrees to return to the Company the excess of any Gross-Up Payment made to him or her over the payment which would have been sufficient to put him or her in such same after-tax position. Nothing in this Section 13 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or payment obligation hereunder would do so, such obligation will be modified so as to make the advance a nonrefundable payment to him or her and the payment obligation null and void. This Section 13 will continue in effect until he or she agrees that all of the Company’s obligations to him or her under this Section l3 have been satisfied in full or a court of competent jurisdiction makes a final determination that the Company has no further obligations to him or her under this Section 13, whichever comes first.

10.	Administration. This Plan shall be administered by the Board of Directors of the Company (“Board of Directors”). For purposes of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), the Board of Directors shall be the “administrator” and the “named fiduciary” with respect to the general administration of this Plan. The Board of Directors may, in its discretion, delegate its duties to a Committee of the Board of Directors or to one or more named administrator or administrators.

The Board of Directors shall have absolute discretion to construe and interpret any and all provisions of this Plan and to decide all matters of fact in granting or denying benefit claims, including without limitation, the discretion to resolve ambiguities, inconsistencies or omissions conclusively; provided, however, that all such discretionary interpretations and decisions shall be applied in a uniform and nondiscriminatory manner to all Eligible Employees who are similarly situated. The decisions of the Board of Directors upon all matters within the scope of its authority shall be binding and conclusive upon all persons.

No member of the Board of Directors shall have any right to vote or decide upon any matter relating solely to himself or herself under this Plan or to vote in any case in which his or her individual right to claim any benefit under this Plan is particularly involved.

In any case in which a member of the Board of Directors is so disqualified to act, the Board of Directors shall appoint a temporary substitute member to exercise all the powers of the disqualified member concerning the matter from which he or she is disqualified.

The members of the Board of Directors shall not receive compensation with respect to their services for the Board of Directors solely with respect to administering this Plan. To the extent required by ERISA or other applicable law, or required by the Company, members of the Board of Directors shall furnish bond or security for the performance of their duties under this Plan, which shall be paid pursuant to the last paragraph of this Section.

The reasonable expenses incident to the administration of this Plan, including the compensation of legal counsel, advisors, other technical or clerical assistance as may be required, the payment of any bond or security pursuant to this Plan and any other expenses incidental to the operation of this Plan, which the Board of Directors determines are proper, shall be paid by the Company (or its successor).

11.	Indemnification. The Company shall indemnify and hold harmless each member of the Board of Directors and each employee of the Company who is a fiduciary under this Plan against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities relating to this Plan, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such individual in the performance of such functions or responsibilities, but excluding expenses and liabilities arising out of such individual’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified under this Plan include, without limitation, the amounts of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

12.	Claims Procedures. The Board of Directors shall determine the rights of any Eligible Employee to any Severance Benefits under this Plan. Any such individual who believes that he or she has been denied Severance Benefits under this Plan to which he or she believes that he or she is entitled may file a claim in writing with the Board of Directors. The Board of Directors shall, within 90 days after receipt of a claim, either allow or deny the claim in writing. If a claimant does not receive written notice of the decision on his or her claim within 90 days, the claim shall be deemed to have been denied in full.

Within 60 days after any denial of a claim, the denial may be appealed by filing a written request with the Board of Directors, which shall conduct a review and file a written decision thereof. Written decisions shall be written in a manner intended to be understood by the claimant and shall state the specific reasons for the decision and the Plan provisions on which the decision was based and shall, to the extent permitted by law, be binding on all interested persons.

13.	Amendment or Termination of this Plan. Notwithstanding any communication, either oral or written, made by the Company, the Board of Directors or any other individual or entity, the Company reserves the absolute and unconditional right to amend this Plan from time to time, including without limitation, the right to reduce or eliminate benefits provided pursuant to the provisions of this Plan as such provisions currently exist or may hereafter exist. All amendments to this Plan shall be (a) authorized or ratified by the Board of Directors and (b) in writing and signed by an authorized officer of the Company. Any oral statements or representations made by the Company, the Board of Directors or any other individual or entity that alter, modify, amend or are inconsistent with the written terms of this Plan shall be invalid and unenforceable and may not be relied upon by any person.

Notwithstanding any communication, either oral or written, made by the Company, the Board of Directors or any other individual or entity, the Company reserves the absolute and unconditional right to terminate this Plan, in whole or in part with respect to some or all Eligible Employees. Any such termination of this Plan shall be authorized or ratified by the Board of Directors.

In the event of an amendment to or termination of this Plan as provided under this Section, no affected Eligible Employee shall have any further rights under this Plan, and the Company shall have no further obligations under this Plan, except as otherwise specifically provided under this Plan; provided, however, that no amendment or termination shall be made that would reduce any accrued benefits arising from incurred but unpaid claims of Eligible Employees existing prior to the effective date of such amendment or termination and no amendment or termination shall be made on or prior to the first anniversary of the effective date of the Change of Control without the consent of affected Eligible Employees.

14.	Miscellaneous. Neither this Plan nor any provisions contained in this Plan shall be construed to be a contract between the Company and an Eligible Employee, or to be consideration for, or an inducement of, the employment of any Eligible Employee by the Company. Nothing contained in this Plan shall grant any Eligible Employee the right to be retained in the service of the Company or limit in any way the right of the Company to discharge or to terminate the service of any Eligible Employee at any time, without regard to the effect such discharge or termination may have on any rights under this Plan.

Except as the Board of Directors may otherwise permit by rule or regulation, no interest in or benefit payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any action by an Eligible Employee to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void and of no effect, nor, subject to Section 8, shall any interest in or benefit payable under this Plan be in any way subject to any legal or equitable process, including without limitation, garnishment, attachment, levy or seizure, or to the lien of any person. This provision shall be construed to provide each Eligible Employee, or other person claiming any interest or benefit in this Plan through an Eligible Employee, with the maximum protection permitted by law against alienation, encumbrance and any legal and equitable process, including without limitation, attachment, garnishment, levy, seizure or other lien, afforded his or her interest in this Plan (and the benefits provided under this Plan) by law and any applicable regulations. Notwithstanding the preceding sentence, however, the Company may withhold from any amounts payable under this Plan such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Notwithstanding any provision of this Plan to the contrary, if at the time of the termination of employment of an Eligible Employee, such Eligible Employee is a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), no payment or benefit will be provided under this Plan until the earliest of (a) the date which is 6 months after such cessation of employment for any reason, other than death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code, (b) the date of such Eligible Employee’s death or “disability” (as such term is used in Section 409A(2)(C) of the Code), or (c) the effective date of a Change in Control. The provisions of this section shall only apply to the extent required to avoid such Eligible Employee’s incurrence of any additional tax or interest under Section 409A. In addition, if any provision of this Plan would cause such Eligible Employee to incur any additional tax or interest under Section 409A, the Company may reform such provision without violating the provisions of Section 409A.

In case any provision of this Plan is held to be illegal, invalid or unenforceable for any reason, such illegal, invalid or unenforceable provision shall not affect the remaining provisions of this Plan, but this Plan shall be construed and enforced as if illegal, invalid or unenforceable provision had not been included in this Plan.

Except to the extent that ERISA or any other federal law applies to this Plan and preempts state law, this Plan shall be construed, enforced and administered according to the laws of the state of Pennsylvania.

Commonwealth Telephone Enterprises, Inc.

By:	/s/ Michael J. Mahoney
Michael J. Mahoney
Title:	President and Chief Executive Officer

Exhibit 1

Eligible Employee	Title
Eileen Odum	EVP and COO

Donald Cawley	EVP and CAO

Kevin O’Hare	Group VP – Strategic Dev.

Raymond Ostroski	SVP and General Counsel

Rita Brown	SVP and General Mgr, CTSI

DG Gulati	SVP and General Mgr, CT

Todd Hanson	SVP, Network Services

Steve Letts	VP and General Mgr, CC

Scott Burnside	SVP – Regulatory

Joe Laffey	VP – Regulatory

Darryl Varnado	VP – Human Resources

David Weselcouch	SVP – Investor Relations

Tom M. Davis	VP – Information Technology

Christine Feeley	VP – Marketing

Chris McCorkendale	VP – Operations Strategy and Development